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Exhibit 2.5

AMENDMENT NO. 3 TO ACQUISITION AGREEMENT

        This AMENDMENT NO. 3 TO ACQUISITION AGREEMENT (this "Amendment No. 3") dated as of February 5, 2002, is among Zebra Technologies Corporation, a Delaware corporation ("Parent"), Rushmore Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Fargo Electronics, Inc., a Delaware corporation (the "Company").

INTRODUCTION

        A.    Parent, Merger Sub and the Company are parties to an Acquisition Agreement, dated as of July 31, 2001 (the "Acquisition Agreement"), pursuant to which and subject to the conditions set forth therein, (i) Merger Sub has commenced a tender offer to purchase all outstanding shares of Company Common Stock (as defined in the Acquisition Agreement) and (ii) following the consummation of the cash tender offer, Merger Sub will merge with and into the Company.

        B.    Parent, Merger Sub and the Company entered into an Amendment No. 1 to the Acquisition Agreement as of August 30, 2001 in connection with the settlement of a lawsuit filed by James Stewart in District Court, Fourth Judicial District, County of Hennepin, State of Minnesota on August 13, 2001 against the Company, members of the Company's board of directors and Parent.

        C.    In connection with the foregoing tender offer and merger, Parent received a request for additional information received from the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Parent and the Company have responded to this request and the parties continue to work with the Federal Trade Commission to seek termination or expiration of the waiting period under the HSR Act.

        D.    Parent, Merger Sub and the Company entered into an Amendment No. 2 to the Acquisition Agreement as of October 11, 2001 to (1) revise the termination provisions of the Acquisition Agreement to move to February 14, 2002 the date on which will begin the time period within which the Company will have the right to terminate the Acquisition Agreement as a result of a failure to receive clearance under the HSR Act and (2) revise the conditions of the Offer in light of the terrorist attacks on the United States on September 11, 2001.

        E.    Parent and the Company have continued to work with the Federal Trade Commission to seek termination or expiration of the waiting period under the HSR Act. Because the review by the Federal Trade Commission of the foregoing tender offer and merger is not likely to be complete by February 14, 2002, Parent, Merger Sub and the Company desire to enter into this Amendment No. 3 to further revise the termination provisions in the Acquisition Agreement to move back further the date on which will begin the time period within which the Company will have the right to terminate the Acquisition Agreement as a result of a failure to receive clearance under the HSR Act.

AGREEMENT

        In consideration of the foregoing and of the mutual covenants, representations, warranties and agreements of the parties set forth in the Acquisition Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

        1.    Amendment of Section 9.1(c)(2).    Section 9.1(c)(2) of the Acquisition Agreement is hereby amended in its entirety to state as follows:

    "if the applicable waiting period under the HSR Act with respect to the Merger has not terminated or expired by 5:00 p.m., New York City time, on March 22, 2002, or if such waiting period has terminated or expired prior to such time but there is then outstanding any administrative or judicial action or proceeding by any governmental or regulatory authority challenging any transaction contemplated by this Agreement as violative of any Law designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, unless the failure of such waiting period to terminate or expire or the institution of any such administrative or judicial action is the result of a breach of this Agreement by the Company; provided, however, that the Company's right to terminate this Agreement under this subsection shall expire at 12:00 midnight, New York City time, on March 29, 2002;"

        2.    No Other Changes.    Except as specifically amended by this Amendment, all other provisions of the Acquisition Agreement, as amended through the date hereof, remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the day and year first written above.

ZEBRA TECHNOLOGIES CORPORATION
By:	/s/ EDWARD KAPLAN Edward Kaplan
Name:	Edward Kaplan
Title	CEO
RUSHMORE ACQUISITION CORP.
By:	/s/ CHARLES R. WHITCHURCH
Name:	Charles R. Whitchurch
Title	Vice President, Treasurer & Secretary
FARGO ELECTRONICS, INC.
By:	/s/ GARY R. HOLLAND
Name:	Gary Holland
Title	President

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  Exhibit 2.5